Exhibit 99.1

March 24, 2015

Dear Owners:

We made significant progress as a company in 2014 and are gratified to report both positive GAAP and operating earnings for the full year as well as growth in adjusted book value. Our key strategic objective in 2014 was to establish National Public Finance Guarantee as an active, profitable and growing participant in the new-issue municipal bond market, and we took important steps toward meeting this goal during the year. Complementing that objective, we continued to simplify our capital, operating and reporting structures to make the tracking of shareholder value creation more visible. Going forward, we will continue our efforts to restore MBIA to a more traditional insurance model whose stock is driven by book value, revenues, expenses and margins, rather than policy commutations, litigation outcomes and balance sheet realignments as it has been of late.

National

While National has been very profitable since it was established in 2009, the cloud of litigation that overshadowed MBIA left National on the sidelines of the new issue market. In the first half of 2014, we worked with the rating agencies to achieve financial strength ratings that reflect National’s strong insured portfolio and capital base. While we were able to secure ratings in the “AA” range from Standard and Poor’s and the Kroll Bond Rating Agency, our S&P rating ended up one notch lower than the other bond insurers active in the market. (Moody’s negative view of the industry has made it virtually impossible for a monoline insurer to achieve a rating above “A,” so it’s no coincidence that the two most recently formed monolines do not even carry Moody’s ratings.)

As might have been expected, despite National’s insured portfolio comprising over $200 billion of par outstanding and covering over 5,600 issuers, the company’s 6-year absence from the new issue market made it a virtually unknown entity to thousands of underwriters, financial advisers and municipal officials around the country. In hindsight, we probably should have moved more quickly to add senior marketing staff to National to supplement the existing underwriting, portfolio monitoring and remediation teams. We have corrected this with the addition of industry veteran Tom Weyl in January 2015, who will hire another half dozen seasoned marketing and underwriting professionals during the course of the year. Although we have a clear objective to write a meaningful amount of new business going forward, we have no intention of sacrificing either credit underwriting quality or reasonable returns on committed

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capital. The extraordinarily low interest rate environment remains our biggest near-term obstacle as it has reduced demand for bond insurance, but we expect to build new business momentum throughout the coming year.

National’s insured portfolio credit quality improved in 2014 with the conclusion of many successful remediations, underscored by a difficult, but acceptable, outcome in Detroit. While these results demonstrated the benefits of bond insurance, not the least of which was the continued payment of all interest and principal during the course of and post debt restructuring, it also highlighted the ongoing risk associated with the paucity of clear legal precedent in municipal bankruptcies. As we enter 2015, all eyes are on Puerto Rico where the size and visibility of the Commonwealth’s debt has drawn interest from all corners of the municipal market. While the ultimate outcome is uncertain, we are pleased with the concrete proposals put forth by local government officials to tackle the Commonwealth’s revenues, expenses and debt load. Though economic growth is required in the longer term, in the short- to medium-term, progress will depend upon the degree of political willingness to move forward with tough reforms that will modify Puerto Rico’s existing tax system and address the operating and financial challenges of many of its government entities.

As a result of the improved credit quality of its insured portfolio, combined with exposure runoff, National’s capital adequacy increased significantly in 2014. Specifically, National entered 2014 with capital that was almost a half billion dollars in excess of the amount required by S&P to support a “AAA” rating. At the end of the year, National’s excess capital had increased to a level that we estimate to be over $1 billion. While capital alone will not necessarily put our S&P rating on an equal footing with those of our competitors, National’s strong capitalization does position it to better handle any existing (including Puerto Rico) or emerging credit issues while writing a significant amount of new business and continuing to return capital to the holding company via dividends. As the outcome in Puerto Rico becomes clearer, we will consider whether capital can be returned even more quickly.

Holding Company

Throughout 2014, we worked very hard to simplify our operating and capital structures and to reduce expenses across the entire company. These efforts have paid off and the results can now be seen in our insurance subsidiaries and at the holding company. We closed the last of our conduit facilities, sold our asset management subsidiary, Cutwater Asset Management, lowered our headquarters real estate expense by 60% by moving to a new and much smaller location, and significantly reduced headcount (except in National where staff is expanding as I noted earlier).

In addition to reducing headcount, we reduced go-forward compensation for the entire senior management team and many employees throughout the organization. When I returned to MBIA in 2008, we put a number of special compensation programs in place to retain and motivate the people we needed to tackle a host of enormous challenges resulting from the credit market meltdown. Having successfully come through that period, and having rewarded these employees for their accomplishments, we stepped back in 2014 and aligned our compensation with where we were as a company. As you can see from the details in our proxy materials, compensation for the 2014 performance year and the programs in place for 2015 have been reduced to reflect our smaller size and reduced complexity.

In November 2014, our Board approved a new $200 million share repurchase program. Given our current strong liquidity position at the holding company ($498 million at year end 2014 plus the subsequent release of $228 million from the tax escrow account), we continue to use available cash flows not only to meet ongoing debt service requirements for our guaranteed investment contract, Global Funding medium term note program and corporate debt obligations, but also to repurchase or to prepay some of these obligations in keeping with our objective to achieve a holding company leverage ratio that is consistent with mid-investment grade ratings by 2018. Additional share repurchase programs and faster debt pay down will be dependent on whether National, subject to regulatory approval, is in a position to pay special dividends.

MBIA Insurance Corporation

At the end of 2014, we changed our non-GAAP reporting measures to operating income and a redefined adjusted book value to exclude the ongoing effects of MBIA Corp. These changes were made as an acknowledgement that the high interest rate on MBIA Corp.’s outstanding Surplus Notes and its sizeable negative earned surplus position make it very unlikely there will be any material cash flows from MBIA Corp. to the holding company for the benefit of shareholders. Given the market’s current perceived valuation of the Surplus Notes, we do not foresee any transaction to retire them. That said, we remain fully engaged in managing the affairs of MBIA Corp. to meet all of its obligations and to maximize the margin of safety for policyholders and the ultimate recovery value for the holders of the subordinated Surplus Notes.

On a positive note, we reduced outstanding debt guarantees from over $80 billion at the beginning of 2014 to $55 billion at year end, continuing our efforts to deleverage from peak outstandings of $300 billion at the onset of the financial crisis. We have eliminated the majority of our highly volatile structured finance exposures, but may still experience some volatility from a few key areas. As has been widely reported, MBIA Corp. has significant exposure to two high-yield CLOs that are now the subject of restructuring discussions. MBIA Corp. also remains exposed to potential volatility associated with litigation against Credit Suisse as well as “excess spread” recoverables in our insured first- and second-lien mortgage exposures. MBIA Corp.’s liquidity and capital positions remained stable during the course of 2014, but we still do not see a scenario in which Surplus Note interest payments resume in the near future.

We will continue to report on the financial results of MBIA Corp. each quarter, but we will focus on the statutory financials as they are the most relevant for determining the margin of safety for policyholders and the timing and amount of future payments to surplus note holders.

Closing Thoughts

Our primary goals of reestablishing stability and resuming normal insurance operations were accomplished in 2014. While we have yet to record significant new business writings at National, we are well positioned to grow book value and adjusted book value in 2015 and beyond. I expect the key drivers of our share price in the near term will include a meaningful amount of new business and the resolution of Puerto Rico’s fiscal crisis.

Although it is a rather straightforward exercise to shrink an insurance company’s balance sheet, it is much more difficult to reduce its operating expense structure commensurate with the smaller footprint. We have reduced our ongoing compensation expenses by approximately 47% over the past 2 years (excluding Cutwater) and have targeted another 20% or so in the next 3 years as our operations continue to be simplified. The management team has embraced this challenge, and has also begun to work with the Board to identify new business opportunities to complement the expected growth at National.

Turning to our Board, I would like to thank our Chairman, Dan Kearney, for his many years of service to MBIA. Dan, who will be stepping down from the Board in May, joined us in 1992, has been a member of every committee at one point or another and has served as Board Chairman over the past five years. It goes without saying that we have asked a lot of Dan and have been amply rewarded with his time and wisdom, particularly over the past several years. I value him as a friend and counselor and will personally miss his presence in the Board Room. Similarly, I would be remiss if I did not thank our employees for their continued efforts on your behalf. Their dedication and enthusiasm is evident in everything they do.

With the Transformation of your company, which we began in 2008, now essentially complete, I am enthusiastically looking forward to restoring MBIA to a leadership position in our industry and delivering growth for you, our shareholders.

Thank you for your continued support.

Sincerely,

Jay Brown
CEO